Exhibit 10.10

Consulting Agreement

This Consulting Agreement, dated effective October 28, 2010 (this ‘“Agreement”), is made and entered into by and among Karyopharm Therapeutics, Inc., a Delaware corporation with offices at 15 Bontempo Rd., Newton, MA 02459 (the “Company”) and Alan T. Barber doing business as the Prestar Group at 134 Alcott Rd, Concord, MA 01742 (the “Consultant”).

ARTICLE 1 - SCOPE OF WORK

1.1                               The Company has engaged Consultant to provide financial management services in the role of acting Chief Financial Officer (the “Consulting Services”).  Consultant will perform the customary and usual duties of a Chief Financial Officer and all functions related thereto as required by Company.

1.2                               Consultant and Company shall agree on a weekly basis as to the dates and times Consultant performs such Consulting Services giving due regard to the needs of the Company’s business.  Consultant will be available if required by Company to provide at least 1 working day each week.  Consultant will report directly to Sharon Shacham, President and CSO.  Upon Company’s request Consultant will provide the Consulting Services from the Company’s office.  The Company recognizes that initial work may require an increased commitment.

1.3                               In order for Consultant to perform the Consulting Services, it may be necessary for the Company to provide Consultant with Confidential Information (as defined below) regarding the Company’s business and products.  The Company will rely heavily upon Consultant’s integrity and prudent judgment to use this information only in the best interests of the Company.

1.4                               In rendering consulting services under this Agreement, Consultant shall conform to high professional standards of work and business ethics.

ARTICLE 2 - INDEPENDENT CONTRACTOR

2.1                               Consultant is an independent contractor and is not an employee, partner, or co-venturer of, or in any other service relationship with, the Company and this Agreement does not create an employer-employee relationship between Company and Consultant.  The Consultant is not entitled to any employee benefits, coverage or privileges, including, without limitation, social security, unemployment protection, medical insurance, pension payments, and the like, made available to employees of Company.

2.2                               Consultant will pay all required taxes on Consultant’s income from Company under this Agreement.  The Company will not withhold taxes on any amounts paid to Consultant.  Accordingly, the Consultant is responsible for all tax withholding, social security, unemployment insurance and other such payments,

Confidential	CFO Engagement

ARTICLE 3 - COMPENSATION FOR CONSULTING SERVICES

3.1                               The Company shall pay to Consultant $200 per hour for services rendered to the Company under this Agreement.  Consultant shall submit monthly statements of services performed and hours worked in the previous month.  Invoices are due and payable upon receipt but under no circumstances will remain unpaid beyond fourteen days of receipt by the Company.

ARTICLE 4 - TERM AND TERMINATION

4.1                               This Agreement shall be effective as of October 28, 2010 and shall continue in full force and effect for one year unless terminated by the Company or the Consultant.  The agreement may be renewed thirty (30) days prior to the date of expiration.

The Company or Consultant may terminate the Agreement upon fifteen (15) days with prior written notice.

Termination for Cause.  The Company may immediately terminate Consultant’s engagement for Cause upon written notice of termination to Consultant, with the particular Cause being specified in such notice.  “Cause” means any of the following in the Company’s judgment:  (a) Consultant’s conduct, failure or omission which has, or may have, a material adverse effect on the Company; (b) Consultant’s act or acts amounting to gross negligence or willful misconduct to the detriment of the Company; (c) Consultant’s fraud or embezzlement of funds or property: or (d) Consultant’s failure to observe or perform any covenant, condition or provision of this Agreement.

4.2                               The provisions of Articles 5 of this Agreement shall survive the termination of this Agreement and remain in full force and effect thereafter.

ARTICLE 5 - INVENTIONS, CONFIDENTIAL AND PROPRIETARY INFORMATION

5.1                               Inventions

5.1.1                     The Consultant hereby assigns to the Company all right, title and interest in and to any inventions, copyrightable works, discoveries, designs, processes, formulas, know-how, data and analysis that Consultant conceives, reduces to practice, or creates in the performance of the Consulting Services to the Company under this Agreement (“Inventions”).  Upon conception, reduction to practice, or creation of any Invention, the Consultant will communicate such fact to Company promptly, in writing.  Upon request by the Company, the Consultant will assist in the preparation and execution of documents (including patent applications and assignments thereof) and take all other action that the Company may reasonably request in order to vest in the Company all of the Consultant’s right, title, and interest in and to any Invention.  The provisions of this Section will survive any termination or expiration of this Agreement.

5.1.2                     The Consultant will promptly disclose to the Company all Inventions and will create and maintain adequate written records to document the conception and/or first actual reduction to practice of any Invention.  Such written records will be available to the Company and will be deemed property of the Company.

5.1.3                     The Consultant warrants that he has the right to make the assignments made by the Consultant hereunder, and further warrants that no Inventions incorporated into any services provided hereunder will infringe any patent, copyright, trademark, trade secret or other propriety right of any third party.

5.2                               Proprietary and Confidential Information.

5.2.1                     The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Proprietary Information and Confidential information as defined below.  The Consultant agrees that he will not, during the Term or at any time thereafter, disclose to others, or use, directly or indirectly, for his benefit or the benefit of others, entity or organization other than the Company or disclose such Proprietary Information, Confidential Information or Invention without the written authorization of the President or Chief Executive Officer of the Company, either during the term of this Agreement and for a period of 10 years thereafter.

5.2.2                     For purposes of this Agreement, Proprietary Information will mean all material information (whether or not Confidential, patentable or copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his service as a Consultant to the Company.

5.2.3                     For purpose of this Agreement, Confidential Information means material information, not generally known, and proprietary to the Company or to a third party for whom the Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential plans, research and development, sales and marketing plans or any other material confidential information or proprietary aspects of the business of the Company.  All information which Consultant acquires or becomes acquainted with during the period of this Agreement, whether developed by Consultant or by others, which Consultant has a reasonable basis to believe to be Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information.

5.2.4                     The Consultant’s obligations under this Section 5 will not apply to any information that (i) was fully in the Consultant’s possession prior to receipt from the Company as evidenced by Consultant’s written records, (ii) is or becomes part of the public domain under circumstances involving no breach by the Consultant of this Section 5, (iii) is lawfully received by Consultant from a third party having a right of further disclosure and did not obtain the information from Company, or (iv) independently developed by Consultant without reference to Company’s Proprietary Information as evidenced by Consultant’s written records.

5.3                               At Company’s request, the Consultant will promptly deliver to the Company or destroy all records, files, memoranda, notes, designs, data, reports, drawings, plans, computer programs, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

5.4                               The Consultant represents that his service as a Consultant to the Company pursuant to this Agreement does not, and will not, breach any agreement that obligates him to keep in confidence any confidential or proprietary information of any other party or to refrain from competing, directly or indirectly, with the business of any other party.  The Consultant will not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

ARTICLE 6 -

6.1                               The Consultant will use good faith efforts in the performance of his obligations under this Agreement.  The Consultant warrants that the services performed under this Agreement will be performed in a professional manner.

6.2                               The Consultant will cooperate with the Company’s personnel, will not interfere with the conduct of the Company’s business and will observe all rules, regulations and security requirements of the Company.

6.3                               In performing the services under this Agreement, the Consultant will comply with all applicable laws, business conduct and regulatory established by any relevant governmental authority.

6.4                               The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

6.5                               Non-Solicitation.  During the Term, and for a period of twelve (12) months thereafter, the Consultant agrees not to solicit or induce any employee of the Company to terminate his or her employment with the Company, and not to hire any employee of the Company without the Company’s prior written approval.  General advertisements by the Consultant not directed at any particular employee of the other shall not be construed as a violation of this Section 6.5.

ARTICLE 7 - GENERAL PROVISIONS

7.1                              This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

7.2                               EQUITABLE RELIEF.  Consultant agrees that any breach of Sections 5 and 6 above by him/her would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of Consultant’s obligations hereunder, without the requirement of having to post bond.

7.3                               This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the panics as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral.

7.4                               No modification, termination or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

7.5                               No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.

7.6                               In the event that any provision of this Agreement will be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

KARYOPHARM THERAPEUTICS, INC.		ALAN T. BARBER

By:	/s/ Michael G. Kauffman	By:	/s/ Alan T. Barber

Name:	Michael G. Kauffman, MD, PhD	Date:	10/28/10

Title:	Director and Founder